Exhibit 99.2
Albertson’s, Inc. Fourth Quarter 2005
March 7, 2006 Analyst Conference Call Script
Dave Parker: Good morning and thank you for joining us. Today, we are providing a previously recorded call to discuss our fourth quarter and annual 2005 financial results.
Before we begin our discussion, I want to remind you that this presentation includes forward-looking information that we do not undertake to update or that may not reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Important assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in the forward-looking information can be found in our filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, as amended.
Quarterly comparable and identical store sales information discussed today now includes the Bristol Farms stores acquired during September 2004. The Shaw’s stores acquired during 2004 have been included in the quarterly comparable and identical store sales calculations since the second quarter of 2005. These stores are not included in the annual calculation.
Taking part in the call today are:
•	Larry Johnston, president, chief executive officer and chairman of the board, and

•	Felicia Thornton, executive vice president and chief financial officer.
The agenda for the call will include: Larry’s introductory comments on the Company’s performance, followed by Felicia’s detailed review of the financial results.
We will also provide details on unique items that impacted the quarter and the year. We would point you to the reconciliation for adjusted earnings available on our web site at www.albertsons.com/abs_investorinformation
Larry will then conclude the call.
Total results discussed today will be presented on a continuing operations basis unless otherwise noted.
Please also remember that the Company’s quarterly and annual results discussed today were impacted by one less week in fiscal 2005 compared to 2004.
Now, I’ll turn the time over to Larry.
Larry Johnston : Thank you, Dave, and good morning everyone.
Before I discuss our quarterly and annual results, I’d like to discuss one additional subject. As you are aware, we announced on January 23rd, that we have entered into definitive agreements to sell the Company to a consortium of investors including Supervalu, CVS and a Cerberus led investment group. Our intent here is, of course, to increase shareholder value, and in the process we were pleased to find such solid partners. I must remind everyone, however, that this deal is not yet complete, and is subject to customary closing conditions including both regulatory and shareholder approval. That said, the Board has unanimously recommended this transaction and we are confident that it is in the best interest of shareholders. As we have previously indicated, the transaction is expected to close in mid 2006.
Now let me turn to our fourth quarter and full year results.
As Dave mentioned earlier, 2005’s fourth quarter included 13 weeks, or one week less, than the fourth quarter of 2004.
Reported earnings from continuing operations for the fourth quarter totaled $164 million or $0.44 per diluted share. When adjusted for unusual items, our earnings from continuing operations totaled $200 million or $0.54 per diluted share. Earnings were negatively impacted by $0.03 per diluted share for the costs associated with the exploration of strategic alternatives during the quarter and $0.06 per diluted share for the change in method for reflecting early payment discounts related to merchandise purchases. Felicia will discuss this item in more detail later in the call. In the prior year’s fourth quarter, earnings from continuing operations totaled $186 million or $0.50 per diluted share. When adjusted for unusual items, last year’s fourth quarter earnings from continuing operations totaled $194 million or $0.52 per diluted share. Last year’s fourth quarter earnings were negatively impacted by $0.01 per diluted share from the four 2004 hurricanes that hit Florida, and $0.01 per diluted share impact from the non-cash lease charge.
During the fourth quarter, total sales were $10.2 billion, compared to $11.1 billion during the 14 week fourth quarter last year. Total comparable store sales were negative (0.3)% and identical store sales were negative (0.4)%.
During the quarter, gross profit as a percentage of sales increased 10 basis points to 27.92% from 27.82% in the fourth quarter of last year. The improvements in gross margin during the quarter vs. the prior year comparable period are primarily a result of improvements in the grocery and pharmacy departments. We also continued to see a reduction in shrink rates versus the prior year. The reduction in shrink is a direct result of specific operating initiatives that were implemented in the first half of 2005 in every division. In addition, our gross margin rates were favorably impacted by our cost reduction efforts.
SG&A expenses as a percentage of total sales increased by 13 basis points to 24.13% compared to the same quarter a year ago at 24%. The increase was primarily the result of increases in payroll and occupancy related costs. These cost increases were offset by reduced workers compensation costs and gains from the disposal of property during the fourth quarter.
For the year, reported earnings from continuing operations totaled $462 million or $1.24 per diluted share. When adjusted for unusual items, earnings from continuing operations were $513 million or $1.38 per diluted share which is within our previously issued guidance range. Earnings were negatively impacted by $0.03 per diluted share from the three hurricanes that hit

Louisiana, Texas and Florida earlier this year, $0.04 per diluted share from costs associated with the Company’s exploration of strategic alternatives and $0.06 per diluted share for the change in method for reflecting early payment discounts related to merchandise purchases. Last year’s earnings from continuing operations totaled $474 million or $1.27 per diluted share. When adjusted for unusual items, fiscal 2004 earnings from continuing operations were $493 million or $1.32 per diluted share. Last year’s earnings from continuing operations were negatively impacted by $0.04 per diluted share from the hurricanes that struck Florida and a $0.01 per diluted share non-cash lease charge.
Total sales for the year reached $40.4 billion in a 52 week year versus $39.8 billion last year in 2004’s 53 week year. For the year comparable store sales were positive +0.4 % and identical store sales were positive +0.3%, which is consistent with our guidance of positive comparable and identical store sales for the year.
While we have generally not broken out performance by division in the past, I would like to point out that for both the fourth quarter and the fiscal year, identical store sales for the core and drug division were positive while identical sales for stores in non-core divisions were negative.
Next, I’d like to provide an update on some of the key initiatives we’ve been working on, starting with marketing and merchandising.
MARKETING AND MERCHANDISING
First I want to provide an update on Avenu. Avenu is an all new proprietary marketing program, that we introduced last quarter. Avenu is the grocery industry’s first integrated media and marketing network. It aims to redefine the shopping experience by creating a network specifically designed to meet customer needs by providing more relevant and practical offers for specific shoppers. Upon entering the store and swiping their loyalty card, each customer receives 12 customized offers from the Avenu kiosk. These offers are targeted specifically at them. Web based shoppers can also enter information on-line at home before the shopping trip begins. While they shop, customers see information about the products featured on avenu via messages on the in-store TV network... with screens positioned throughout the store and at the checkout. Customers also hear Avenu products and promotions mentioned and featured on the in-store audio system. Finally, they receive their personalized savings on specific Avenu items when they purchase them at checkout.
Last quarter, we successfully piloted avenu in our Jewel Osco Division, and recently expanded the program to all combo stores within that division. Based on the initial success of the program, we have begun rolling avenu out to our other banners and intend to continue expansion throughout 2006. Avenu has generated very positive feedback from our customers. Thus far the products featured in the avenu program have demonstrated significant sales increases. In addition, we are partnering with a significant number of vendors and they have been very pleased with this tool. This new program provides our vendors with a unique opportunity to reach consumers through multiple engagement points that can be coordinated with traditional in-store displays and weekly circular advertising. We think Avenu has the potential to bring much more value to manufacturers than traditional mass marketing concepts that often have low redemption rates. Ultimately, we expect Avenu to help differentiate our banners from their competitors and drive higher customer loyalty.
Next, I’d like to highlight another exciting program that is now underway. During the fourth quarter, we entered into an agreement with Snapfish, a service of HP which is the #1 online photo service in order to provide online photo services to our customers. Our customers now have the ability to share and store their digital memories online for free, plus order prints for as low as $0.10 each, all from the convenience of their homes. This online program is customized for Albertsons banner shoppers and has a unique look and feel. In addition to this on-line service, Albertsons is also one of the first retailers to test the HP Photosmart Express stand alone self service kiosks. This kiosk is dedicated to quickly producing quality prints. These services are important steps that reinforce our strong commitment to the photo category.
Next, I want to spend just a few minutes discussing the progress we have made in our premium fresh initiative. I will talk about just a couple of the examples of the many initiatives underway that are focused on offering our customers great fresh products at a fair value.
During the second half of 2005, we launched our Produce Taste Campaign and subsequently rolled it out to over 1,500 of our stores by the end of the fourth quarter. This program provides opportunities for the store director and produce manager in each store to taste ten great tasting produce items each week and recommend their favorites to customers through personalized in store signage. This program allows us to promote premium great tasting fresh products and helps to shift sales from promotional items to items sold at full margin. The results have been fantastic with strong increases in both incremental sales and profits from the program.
During the fourth quarter we also completed the rollout of our Salad Place program to every grocery store in the company. The Salad Place provides all of the ingredients for a restaurant quality salad at one location within the store. This concept has resulted in increased sales and gross profit dollars as well as a reduction in shrink of featured items.
We are extremely pleased with both of these fresh product programs. These programs have performed very well and have exceeded our original expectations.
OWN BRANDS
Next, Own Brands. We continued to focus on our OWN BRAND program during the fourth quarter. During the quarter, we introduced several exciting new products within our Essensia premium own brand line, including a number of restaurant quality meals and center of plate appetizers. These premium quality items, including shrimp scampi, sirloin steak tips and scallops alfredo, which are made with all-natural ingredients, are quick to prepare and easy to accessorize. These new products provide our customers with quality that we believe surpasses national brands and are only available at the Albertson’s family of stores.
During the quarter our teams also launched Max Velocity, our Own Brand energy drink. Amazingly, this Own Brand offering is already outselling the national brand category leader and is now our #1 SKU in the category, in unit sales, after only four months on the market.

During the fourth quarter we introduced a total of 52 first brand products including the items introduced under our new banner names, Equaline and HomeLife. For the entire year, we introduced a total of 365 Own Brand items. We currently offer a total of approximately 1,300 Equaline products, 253 premium Essensia items, and 400 HomeLife products.
COST SAVINGS
Next, I want to discuss cost containment. Since we began our cost reduction program in mid-2001, our team has made great progress in eliminating costs from the business. As of the end of the fourth quarter, we officially surpassed our goal of achieving $1.25 billion in cost savings by reaching a cumulative savings of $1.26 billion, including $103 million achieved in the fourth quarter alone. I would like to note that this goal was achieved a full year ahead of schedule. A significant portion of these savings have been generated by our structural cost reductions in procurement and distribution. The savings generated from these cost reduction programs have helped fuel our pricing and promotion initiatives. I want to congratulate all of our associates for the focus and dedication in removing costs from the business in order to help Albertsons become a more efficient operator.
SIX SIGMA
At this time, I’d like to provide you with an update on our Six Sigma quality efforts. As many of you know, last year Albertsons became the first food and drug retailer in the world to implement a Company-wide Six Sigma program. We now have nearly 100 Black Belts deployed across the company managing approximately 300 projects, within every functional area and every part of the business engaged. We are making great progress in synchronizing our Six Sigma efforts with business operations. The number of completed Six Sigma projects since the program’s inception at Albertsons now exceeds 100 and the completed projects continue to realize average cost savings that are more than twice the established target levels. As we complete additional Six Sigma projects and analyze the resulting cost savings and process improvements, we are more convinced than ever that Six Sigma will become an important contributor to the company’s future success and a competitive advantage.
LABOR
Finally, I’d like to provide an update on our recent and upcoming labor negotiations. We continue to make progress renegotiating our labor contracts. During the fourth quarter we successfully renegotiated contracts covering over 6,000 associates. Year-to-date we have successfully renegotiated and restructured contracts covering over 22,000 associates in numerous markets across the country without a work stoppage.
As we approach labor contract negotiations, our goal is to continue working with our union partners to help us stay competitive and narrow the gap in labor costs with our non-union competitors. We will stay focused on this goal as we go to the table in our upcoming negotiations. We currently have contracts in negotiation covering approximately 21,000 associates. Our ability to successfully negotiate these contracts should provide us opportunities to lower our SG&A and improve competitiveness going forward.
With that I’d like to turn the call over to Felicia for a financial update...
Felicia Thornton: Thanks, Larry, and good morning everyone.
SALES
Sales for the fourth quarter, which was 13 weeks in duration, were $10.2 billion, compared to $11.1 billion during the 14 week fourth quarter last year. Comparable store sales declined (0.3)% and identical store sales decreased (0.4)% for the quarter. Fuel positively impacted quarterly comparable and identical store sales by 30 basis points.
For the full year, we recorded sales of $40.4 billion in the 52 week year, versus sales of $39.8 billion in the 53 week 2004. Comparable store sales increased +0.4% and identical store sales increased +0.3% for the year. As Larry indicated, this achievement is in-line with our guidance of positive comparable and identical store sales for the year.
As a reminder, I would like to mention that as of the fourth quarter we have cycled the Bristol Farms acquisition and these stores are now included in the quarterly comparable and identical store sales calculations. Please note that both Shaw’s and Bristol Farms have not cycled on an annual basis and are not included in the full year 2005 comparable and identical store sales calculations.
GROSS MARGIN
Gross margin for the quarter was 27.92%, which was up 10 basis points from 27.82 for the same quarter a year ago. The improvements in gross margin are primarily the result of improvements in the grocery and pharmacy departments. We also continued to experience a reduction in shrink rates. In addition, our gross margin rates were favorably impacted by our cost reduction efforts that Larry discussed.
The improvements made in gross margin were partially offset by the adjustment made in the quarter resulting from the change in method of reflecting early payment discounts related to merchandise purchases. I’d like to provide a little more color on this item.
We reviewed our method for recognizing cash discounts for the early payment of merchandise purchases following receipt of revised advice from, and discussions with, our independent public accounting firm. Based on this revised advice we determined that for fiscal 2005 and future reporting we would recognize early payment cash discounts as a reduction of inventory and then as a reduction of cost of sales when the related products are sold, rather than recognizing them as a financing component of merchandise purchases by directly reducing cost of sales when the product is received. Consequently, we are recording a non-cash $23 million after-tax adjustment in the fourth quarter of fiscal 2005 to reflect the total cumulative effect of this change We determined, with the concurrence of our independent public accounting firm, that the impact on prior years’ interim and annual financial statements was immaterial. If the company had applied this method historically, the impact on fiscal 2003, 2004 and 2005 would have been an approximate increase in earnings of $0.3 million, $0.9 million and $0.3 million after-tax in each year. This change will have no impact on historical or future cash flows or the amount the Company has paid or will pay for merchandise.
For the year, gross margin was 28.05% essentially flat with 28.04% last year.
In the fourth quarter, we recorded our annual LIFO adjustment, which was a charge of $8 million versus the credit of $3 million recorded in last year’s fourth quarter.
The company estimates product cost inflation for the quarter was approximately 1.1%. The most significant inflation drivers were fuel and pharmacy.
EXPENSES
For the fourth quarter, SG&A expenses increased by 13 basis points, as percent of total sales, to 24.13% from 24.00% for the fourth quarter last year. This is primarily due to increases in payroll and occupancy related costs. The increases were partially offset by gains on the sale of assets, which roll up into SG&A line, reductions in workers compensation costs and improvements in employee benefits.
As you may recall, during 2004, we announced our intention to consolidate our Northern California distribution volume from 3 centers to 2 as part of our efforts to streamline our distribution network. Last quarter we announced the sale of our San Leandro, California distribution center which was a significant step in the consolidation process. During the fourth quarter, we finalized the sale of San Leandro and have entered into a short term leaseback arrangement of the facility. The net cash proceeds of $94 million from the sale were applied to the Company’s outstanding commercial paper borrowings. The Company recognized a pre-tax gain of approximately $52 million from the transaction in the fourth quarter. As I mentioned, gains on the sale of assets are included as part of the SG&A line on the income statement.
Once again, consistent with previous quarters, we are very pleased with the reduction of workers comp expenses as a percent of sales. These reductions were primarily the result of company initiatives to decrease accident frequencies coupled with the positive impact we have seen from the California workers comp legislation. This quarter we saw a decrease in accident frequencies in all operating divisions and the majority of distributions centers.
SG&A for the year was 24.98% which was flat with 24.98% for 2004.
INTEREST EXPENSE
Net interest expense for the quarter was $125 million compared to $139 million for the same quarter last year. The reduction was primarily due to the additional week of interest during the fourth quarter of last year and the reduction of expense due to the $200 million dollar, 7.4% notes that matured and were paid off in May of 2005.

TAX RATE
The effective tax rate from continuing operations for the quarter was 37.8%. This compares to an effective tax rate of 34.1% for last year’s fourth quarter. Last years fourth quarter rate included the effects of the Company’s tax savings initiatives which had a favorable impact on the tax rate and also a favorable adjustment upon completion of the previous year’s tax returns.
NET INCOME
For the fourth quarter income from continuing operations was $164 million or $0.44 per diluted share. When adjusted for unusual items including $0.03 per diluted share impact from the exploration of strategic alternatives during the quarter and $0.06 per diluted share for the change in method for reflecting early payment discounts related to merchandise purchases, earnings from continuing operations totaled $200 million or $0.54 per diluted share. This compares to earnings from continuing operations for last year’s fourth quarter of $186 million or $0.50 per diluted share. As you are aware, last year’s results contained two unusual items. After adjustment for the $0.01 per diluted share impact of the four 2004 hurricanes that hit Florida, and the $0.01 per diluted share impact from the non-cash lease charge, earnings from continuing operations were $194 million or $0.52 per diluted share for fourth quarter last year.
For the year, earnings from continuing operations totaled $462 million or $1.24 per diluted share. This compares to $474 million or $1.27 per diluted share last year. Earnings were impacted by $0.03 per diluted share from the three hurricanes that hit Louisiana, Texas and Florida earlier this year, $0.04 per diluted share from costs associated with the exploration of strategic alternatives and $0.06 per diluted share for the change in method for reflecting early payment discounts related to merchandise purchases, which I explained a few minutes ago. Adjusted for these unusual items, earnings from continuing operations were $513 million or $1.38 per diluted share. As Larry pointed out, this is within the updated guidance range we provided last quarter. Last year’s results were impacted by $0.04 per diluted share from the hurricanes that struck Florida and a $0.01 per diluted share non-cash lease charge. Adding back these unusual items, fiscal 2004 earnings from continuing operations were $493 million or $1.32 per diluted share.
BALANCE SHEET
The cash and cash equivalents on our balance sheet at the end of the fourth quarter were $406 million compared to $273 million at the end of the last year. The increase is primarily due to additional cash generated from operations.
The inventory balance at the end of the fourth quarter was $3 billion, a decrease of approximately $83 million compared to 2004 year end levels. The decrease is due to efforts made by our procurement and replenishment teams to control inventory levels at the distribution centers and the stores. In addition, inventory levels were impacted by the decrease in total store count compared to last year.

Combined long-term debt and current maturities of long-term debt, which include current maturities of capital lease obligations, were reduced by approximately $560 million to $5.5 billion compared to just over $6.0 billion at the end of last year. The decrease is the result of a $200 million dollar note that matured and was paid off during the second quarter of 2005 and the pay down of our commercial paper borrowings. Our commercial paper balance at the end of the year was zero.
CASH FLOW
Net cash provided by operating activities during year totaled $1.54 billion versus $2.11 billion last year. The decrease is primarily due to timing of receivables, tax planning initiatives implemented in 2004 that positively impacted cash flows from operations during 2004 and higher inventory levels during 2005.
Cash used in investing activities was $604 million for the year compared to $3.07 billion for last year. The decrease was primarily the result of the acquisition of Shaw’s during the second quarter of 2004. The increase in proceeds from disposals of approximately $132 million in the current year was primarily the result of the sale of the San Leandro distribution center. Additional uses of cash for the year include a refundable deposit of $81 million with the IRS related to the proposed tax assessment which I discussed on a previous call. The deposit was made by the company to suspend the accrual of interest on the proposed tax assessment during the appeals process. This deposit is classified as other assets on the balance sheet and is the primary change in that line on the balance sheet.
Cash used in financing activities for 2005 totaled $808 million compared to net cash provided by financing activities of $666 million last year. The change was primarily a result of the proceeds of the mandatory convertible securities issued in 2004 to finance the Shaw’s acquisition, the repayment of the $200 million note during second quarter of 2005 and the net commercial paper activity.
Capital expenditures, including capital and operating leases, totaled slightly over $1 billion for the year, which is within the revised guidance range we discussed last quarter. Cash capital expenditures totaled $860 million for the year. Last year, total capital expenditures were $1.3 billion, of which slightly over $1 billion was cash.
Our capital expenditure program funded the opening of 4 new grocery stores and 9 new drug stores during the quarter. We also closed 14 grocery stores and 4 drug stores during the fourth quarter. We remodeled 33 grocery and 4 stand alone drug stores during the quarter. At the end of the fourth quarter, we had 2,471 total stores. This is comprised of 700 stand alone drug stores and 1,771 food stores, which include 27 Extreme Inc. Super Saver stores and 12 Bristol Farms stores. In addition, we operated 238 fuel centers at the end of the fourth quarter.
DIVIDENDS

Finally, during the quarter we returned $70 million to our shareholders in the form of dividends paid. The Company continues to execute on our operating strategy and has the financial resources and liquidity to support all of our business initiatives.
Thank you and I will now turn the call back to Larry...
Larry Johnston: Thanks, Felicia.
CONCLUSION
In closing, I am pleased with the progress we made during fiscal year 2005 on many of our key initiatives. Our teams continue to show strong momentum in key areas of the business, as we strive to make life easier for our customers each day.
As I mentioned in my opening comments, we continue to move toward a successful conclusion to the sale of the company with an expected closing date of mid-2006. We are working closely and collaboratively with the buyers, and have created strong integration planning teams to drive a successful integration for each of them.
Thank you for listening and thank you for joining us.
This concludes today’s call.
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ADDITIONAL INFORMATION
SUPERVALU and Albertsons will file a joint proxy statement/prospectus with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the joint proxy statement/prospectus, as well as other filings containing information about SUPERVALU and Albertson’s, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to SUPERVALU INC., 11840 Valley View Road, Eden Prairie, Minnesota, 55344, Attention: Corporate Secretary, or to Albertson’s, Inc., 250 East Parkcenter Boulevard, Boise, Idaho, 83706-3940, Attention: Corporate Secretary. The respective directors and executive officers of SUPERVALU and Albertson’s and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SUPERVALU’s directors and executive officers is available in its proxy statement filed with the SEC by SUPERVALU on May 12, 2005, and information regarding Albertson’s directors and executive officers is available in its proxy statement filed with the SEC by Albertson’s on May 6, 2005. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.